SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. 1 )

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Ciena Corporation

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Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090

March 4, 2005

      On March 3, 2005, the Compensation Committee of the Board of Directors of Ciena Corporation, pursuant to its authority as administrator of Ciena’s 2003 Employee Stock Purchase Plan (the “Plan’), unanimously approved the further amendment (the “Amendment”) of the Plan as set forth in the resolution below:

Be it resolved, that the Committee hereby approves an amendment to the Plan modifying the first sentence of Section 1 thereof to read as follows:

“Subject to adjustment as provided in Section 26 below, the aggregate number of shares of Common Stock that may be made available for purchase by participating employees under the Plan is 25,000,000 shares; provided, that, beginning on December 31, 2005 and on each December 31 thereafter (the “Determination Date”) there shall be added to the Plan an additional 4,000,000 shares; and provided further that, the number of shares so added each year shall be reduced to the extent necessary that the total number of shares available for purchase under the Plan shall not at any time exceed 25,000,000.”

The effectiveness of the Amendment is conditioned upon Ciena stockholder approval at the Annual Meeting of Stockholders on March 16, 2005 of the proposed amendment (the “Initial Amendment”) to the Plan set forth as proposal 2 in the proxy statement distributed to stockholders on or about January 26, 2005. The Initial Amendment proposes to (a) increase the number of shares of Ciena common stock available for issuance under the Plan to 25 million shares, and (b) beginning on December 31, 2005, annually increase the number of shares available for issuance under the Plan by up to five million shares, provided that the total number of shares available for issuance at any time under the Plan shall not exceed 25 million. When effective, the Amendment will further amend the Plan to reduce the maximum number of shares of Ciena common stock that may automatically be added to the Plan on December 31 of each year from 5 million shares to 4 million shares. The Amendment shall be void and of no effect if the stockholders fail to approve the Initial Amendment at the Annual Meeting.